UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 25, 2008

ETHANEX ENERGY, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

333-129810	20-5458472
(Commission File Number)	(IRS Employer Identification No.)

14500 Parallel Road, Suite A, Basehor, KS	66007
(Address of Principal Place of Executive Offices)	(Zip Code)

(913) 721-5800
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changes Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement

On March 25, 2007, Buhler, Inc. (“Buhler”) terminated that certain Joint Marketing Agreement by and between Ethanex Energy, Inc. (the “Company”) and Buhler, dated April 20, 2007 (the “Marketing Agreement”), pursuant to the terms and conditions of the Marketing Agreement. The Marketing Agreement was terminated by Buhler in connection with the Company’s cessation of operations. The Company did not incur any penalties as a result of the termination of the Marketing Agreement. A copy of the termination is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 1.03	Bankruptcy or Receivership

On March 27, 2007, the Company and Ethanex Southern Illinois, LLC, filed a voluntary petition for relief under Chapter 7 of the United States Bankruptcy Code (the “Bankruptcy Petition”). The Bankruptcy Petition was filed in the United States Bankruptcy Court for Kansas. Jurisdiction was assumed on the date the Bankruptcy Petition was filed. The case numbers are 08-20645 and 08-20651. The bankruptcy trustee has yet to be appointed.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 26, 2008, each of John Norris, Robert Dowling, Thomas Kraemer, William Nitze, Robert Walther, Alfred Knapp, Randall Rahm and Bryan Sherbacow, (the “Resignees”), constituting the entire Board of Directors of the Company, voluntarily resigned as a Director, from any committees on which such Resignee served and from any other positions held with the Company or its affiliates. The Company is not aware of any matters of disagreement concerning operations, policies or practices between the Company and any of the Resignees causing such Resignee’s decision to resign.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibit

10.1	Termination of the Joint Marketing Agreement, dated April 20, 2007, by and between Ethanex Energy, Inc. and Buhler Inc.

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on March 27, 2008.

ETHANEX ENERGY, INC.

/s/ David J. McKittrick
By: David J. McKittrick
Its: Executive Vice President, Chief Financial Officer